As filed with the Securities and Exchange Commission on February 8, 2002.


                           Registration No. 333-75040
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                 ANADIGICS, INC.
                            (Exact name of Registrant
                          as specified in its charter)

                                    Delaware
         (State or Other Jurisdiction of Incorporation or Organization)

                                   22-2582106
                     (I.R.S. Employer or Identification No.)

                               141 Mt. Bethel Road
                            Warren, New Jersey 07059
                                 (908) 668-5000

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Thomas Shields
                                 ANADIGICS, Inc.
                               141 Mt. Bethel Road
                            Warren, New Jersey 07059
                                 (908) 668-5000
 (Name, address including zip code, and telephone number, including area code, of agent for service)

                                 with copies to:

                            Peter H. Ehrenberg, Esq.
                              Lowenstein Sandler PC
                              65 Livingston Avenue
                           Roseland, New Jersey 07068
                                 (973) 597-2500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



                         CALCULATION OF REGISTRATION FEE

                                                             Proposed Maximum         Proposed Maximum
Title of Each Class of                     Amount to be      Offering Price         Aggregate Offering          Amount of
Securities to be Registered                 Registered         Per Unit (1)                Price            Registration Fee
                                            ----------         ------------                -----            ----------------

5.00% Convertible Senior Notes Due        $100,000,000         102.25%                 $102,250,000             $24,438
November 15, 2006

Common Stock,  par value                     4,761,900 (2)       --                          --                   --(3)
$.01 per share (including the
associated preferred stock
purchase rights)



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average bid and asked prices of the 5.00% Convertible Senior Notes due November 15, 2006 on the PORTAL Market on December 10, 2001. The fee was paid on December 12, 2001.

(2) Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(3) The shares of Common Stock registered hereunder are issuable upon conversion of the 5.00% Convertible Senior Notes due November 15, 2006 registered hereunder. Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the shares of Common Stock issuable upon conversion or the exercise of the conversion privilege.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 Subject to Completion. Dated February 8, 2002.

PROSPECTUS


                                 ANADIGICS, INC.

                        $100,000,000 Principal Amount of
            5.00% Convertible Senior Notes Due November 15, 2006 and 4,761,900 Shares of Common Stock Issuable Upon Conversion of the Notes

     We issued the notes in a private placement in November 2001. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes at market prices prevailing at the time of sale, fixed or varying prices determined at the time of sale, or at negotiated prices. The selling securityholders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts or commissions. We will not receive any proceeds from this offering.


     The notes will mature on November 15, 2006. You may convert the notes into shares of ANADIGICS' common stock at any time prior to their maturity or their prior redemption or repurchase by ANADIGICS. The conversion rate is 47.6190 shares of common stock per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of $21.00 per share. On February 6, 2002, the last reported sale price for the common stock on the Nasdaq National Market was $11.67 per share. The common stock is listed under the symbol "ANAD".


     ANADIGICS will pay interest on the notes on May 15 and November 15 of each year. The first interest payment will be made on May 15, 2002. The notes will be issued only in book-entry form, in denominations of $1,000 and integral multiples of $1,000.

     On or after November 15, 2004, ANADIGICS has the option to redeem all or a portion of the notes that have not been previously converted at the redemption prices set forth in this prospectus. You have the option, subject to certain conditions, to require ANADIGICS to repurchase any notes held by you in the event of a "change of control", as described in this prospectus, at a price equal to 100% of the principal amount of the notes plus accrued interest to the date of repurchase.

     We have not applied for listing of the notes on any securities exchange or for quotation through any automated quotation system. The notes are eligible for trading in the PortalSM Market.

     The securities offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 7.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  This prospectus is dated February [ ], 2002.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.


                                TABLE OF CONTENTS
                                                                                                                        Page
WHERE YOU CAN FIND MORE INFORMATION..................................................................................... 2
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION............................................................. 4
SUMMARY................................................................................................................. 5
RISK FACTORS............................................................................................................ 7
USE OF PROCEEDS.........................................................................................................16
RATIO OF EARNINGS TO FIXED CHARGES......................................................................................17
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY.........................................................................18
DESCRIPTION OF THE NOTES................................................................................................19
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.................................................................35
DESCRIPTION OF CAPITAL STOCK............................................................................................39
SELLING SECURITYHOLDERS.................................................................................................45
PLAN OF DISTRIBUTION....................................................................................................46
LEGAL MATTERS...........................................................................................................50
EXPERTS.................................................................................................................50



                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements, information statements and other information with the Securities and Exchange Commission. You may read and copy this information, for a copying fee, at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. Our Commission filings are also available to the public from commercial document retrieval services, from the Nasdaq National Market and at the web site maintained by the Commission at http://www.sec.gov.

     We have filed with the Commission a registration statement on Form S-3 to register with the Commission the resale of the notes and shares of our common stock described in this prospectus. This prospectus is part of that registration statement, and provides you with a general description of the notes and shares of common stock being registered, but does not include all of the information you can find in the registration statement or the exhibits. You should refer to the registration statement and its exhibits for more information about ANADIGICS, the notes and the shares of common stock being registered.

     The Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information superseded by this prospectus. The prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about ANADIGICS.

o........Our Quarterly Reports on Form 10-Q for the quarters ended March 31,
2001, June 30, 2001 and September 29, 2001;

     o    Our Annual Report on Form 10-K for the year ended December 31, 2000;

     o    Our Current Report on Form 8-K dated April 6, 2001;

     o    Our Current Report on Form 8-K dated November 20, 2001;

     o    Our Current Report on Form 8-K dated November 21, 2001;

     o Our proxy statement submitted to stockholders in connection with our 2001 annual meeting of stockholders;


     o Our description of ANADIGICS' common stock incorporated by reference in our Registration Statement on Form 8-A, filed March 6, 1996, including any amendment or report filed for the purpose of updating such description; and

     o    Our   description  of  ANADIGICS'   preferred  share  purchase  rights
          contained in our registration statement on Form 8-A/A filed on September 9, 1999.

     We are also incorporating by reference additional documents that we may file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the termination of this offering.

     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the Commission. Documents incorporated by reference are available from us without charge, except exhibits, unless we have specifically incorporated by reference an exhibit into a document that this prospectus incorporates. Stockholders may obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from:

                                 ANADIGICS, Inc.
                       Attention: Chief Financial Officer
                               141 Mt. Bethel Road
                            Warren, New Jersey 07059
                                 (908) 668-5000

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     Certain information contained in this prospectus includes forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act) that reflect the Company's current views with respect to future events and financial performance. Certain factors, such as order rescheduling or cancellation, changes in customer's forecasts of product demand, timely product and process development, individual product pricing pressure, variation in production yield, changes in estimated product lives, difficulties in obtaining components and assembly services needed for production of integrated circuits, change in economic conditions of the various markets we serve, and other matters referenced under "Risk Factors" in this prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2000 and other public documents incorporated by reference could cause actual results to differ materially from those in the forward-looking statements. We assume no obligation to update the matters discussed in this prospectus.

                                     SUMMARY

     The following summary highlights some information from this prospectus. It is not complete and does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus, including the "Risk Factors" section and the financial statements, related notes and the other more detailed information appearing elsewhere or incorporated by reference in this prospectus. Unless otherwise indicated, "we", "us", "our" and similar terms, as well as references to the "Company" and "ANADIGICS", refer to ANADIGICS, Inc. and its subsidiaries and not to the selling securityholders. All industry statistics incorporated by reference in this prospectus were obtained from data prepared or provided by recognized industry sources.

                                   The Company

     We are a leading supplier of radio frequency integrated circuit, or RFIC, solutions for the growing wireless and broadband communications markets. Our high frequency RFIC products enable manufacturers of communications equipment to enhance overall system performance, and reduce manufacturing cost and time to market. We believe we provide competitive advantages through our design, development and applications expertise, our high-volume, low-cost gallium arsenide technology, our manufacturing processes and expertise, and our working relationships with leading original equipment manufacturers.

     We focus on two key markets: wireless and broadband access. In the wireless market, we focus on applications and solutions for cellular and personal communications handsets. Our broadband access business is comprised of cable subscriber (i.e., set-top boxes and modems) and cable infrastructure. We have been and continue to be engaged in the fiber optic market, which is also included within broadband access.



     On January 30, 2002, we announced earnings for the fourth quarter and year ended December 31, 2001. For the fourth quarter we reported revenues of $21.0 million, gross profit (loss) of ($1.1) million, operating loss of $22.5 million, and net loss of $24.7 million, resulting in a loss per share of $0.81. For the year ended we reported revenues of $84.8 million, gross profit (loss) of ($2.9) million, operating loss of $86.0 million, and net loss of $107.1 million, resulting in a loss per share of $3.54.

     We have evaluated various strategic alternatives for our fiber optics product line, which included the possible sale of this product line. Based on that evaluation, we are in the process of restructuring the fiber optics product line to increase our focus on existing telecom and datacom products and markets. We have not yet determined the effect of these actions on our results for the quarter ending March 30, 2002.

     On November 27, 2001, we consummated the sale to the initial purchaser of $100,000,000 aggregate principal amount of the notes described in this prospectus. The net proceeds to the Company from that sale were approximately $96.8 million, after deducting commissions and offering expenses.

     In addition to the manufacturing facility and design team located at our corporate headquarters, we operate a research and product development center and manufacturing facility in Camarillo, California and four remote research and product development centers in Richardson, Texas; Newbury Park, California; Camberley, Surrey, U.K.; and Rehovot, Israel.

     Our principal executive offices are located at 141 Mt. Bethel Road, Warren, New Jersey 07059. Our telephone number is (908) 668-5000.

                                  The Offering

Securities offered..............................................$100,000,000  aggregate  principal  amount  of  5.00%  convertible senior notes and 4,761,900 shares of common stock issuable upon conversion of the notes.

Interest........................................................We will pay  interest  on the  notes  semi-annually  on May 15 and
                                                                November 15 of each year, commencing May 15, 2002.

Conversion......................................................You may convert each note into common  stock at a conversion  rate of 47.6190 shares of common stock per $1,000  principal  amount of notes,  which is  equivalent  to a conversion  price of $21.00 per share,  subject to adjustment in certain  events.  You may convert the notes at any time  before the close of  business  on  November
                                                                15, 2006,  unless we have  previously  redeemed or repurchased the notes.  Holders of notes called for redemption or repurchase  will be entitled to convert the notes up to and  including the business day  immediately  preceding  the  date  fixed  for  redemption  or repurchase, as the case may be.


Optional redemption by ANADIGICS................................We may redeem the notes, at our option,  in whole or in part on or after  November 15, 2004,  at the  redemption  prices set forth in the prospectus plus accrued and unpaid interest.

Repurchase at option of holders upon change in a control........If a change in control of ANADIGICS occurs,  each note holder will have the right,  subject to certain  conditions and  restrictions, to  require  us to  repurchase  the notes  held by them at 100% of their principal  amount,  plus accrued  interest to the repurchase date.  We may  choose  to pay  this  purchase  price in cash or in shares of our common  stock  valued at 95% of the average  closing sales prices for the five trading days  immediately  preceding and including the third day prior to the repurchase date.

Ranking.........................................................The notes are senior unsecured  obligations that will rank equally with any future  unsecured and  unsubordinated  indebtedness.  The indenture  under  which  the notes are  issued  does not  restrict
                                                                ANADIGICS from incurring  additional senior or other  indebtedness and other liabilities.

Global note; book entry system..................................The  notes  are  issued  only in  fully  registered  form  without interest  coupons  and in minimum  denominations  of  $1,000.  The notes are  evidenced  by one or more global notes  deposited  with the trustee for the notes,  as custodian for The Depository  Trust
                                                                Company.  Beneficial  interests  in the global  note will be shown on, and transfers of those  beneficial  interests can only be made through, records maintained by DTC and its participants.

Use of proceeds.................................................We will  not  receive  any of the  proceeds  from  the sale by any selling  securityholder  of the  notes  or the  underlying  common stock.

Risk factors....................................................An  investment  in the notes  involves  risks.  Before you invest, you should consider the risk factors  described on pages 7 through
                                                                15 of this prospectus.

Ratio of Earnings to Fixed Charges..............................See  "Ratio  of  Earning  to  Fixed  Charges"  on  page 16 of this prospectus.


                                  RISK FACTORS

An investment in our notes or our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before investing in our notes or our common stock. The trading price of our notes and our common stock could decline due to any of these risks, and you may lose all or part of your investment.

                           Risks Related to ANADIGICS

We have incurred a significant decline in revenues during 2001 as a result of a significant downturn in demand across each of our product lines, resulting in a net loss for the year ended December 31, 2001.

     Our markets weakened substantially during 2001. The downturn in demand reflects high component inventories at most of our customers, including components that we supplied during previous quarters, a reduction in capital spending by many of our customers and lower end-consumer demand. Consequently, for the year ended December 31, 2001, our revenues declined to $84.8 million from $172.3 million for the year ended December 31, 2000, and for 2001, we had a net loss of $107.1 million (including a $26.8 million deferred tax valuation allowance). As of December 31, 2001, we had an accumulated deficit of $108.2 million.

     We cannot accurately predict whether or when demand will strengthen across all product lines or how quickly our customers will consume their inventories of our products. If we are unable to reverse the recent trend of revenue declines and net losses, either because our customers do not deplete their own inventories of communications components, because the economy does not improve or because we under-perform, our ability to compete in a very difficult market may be materially and adversely affected.

Our high fixed costs and low production volumes have adversely affected our gross margins and profitability.


     Many of our expenses, particularly those relating to capital equipment and manufacturing overhead, are fixed. Accordingly, reduced demand for our products causes our fixed production costs to be allocated across reduced production volumes, which adversely affects our gross margin and profitability. Our ability to reduce expenses is further constrained because we must continue to invest in research and development in order to maintain our competitive position. Reduced production volumes contributed to a significant decline in our gross margin during 2001; for the year ended December 31, 2001, our gross margin (loss) decreased to (3.5%) of net sales from 48.1% of net sales for the year ended December 31, 2000. We cannot accurately predict if or when production volumes will increase.

We depend on a small number of customers; a loss of or a decrease in purchases by one of these customers would materially and adversely affect our revenues.

     We receive most of our revenues from a few significant customers. Motorola and Ericsson accounted for 36% and 24%, respectively, of our net sales during the nine months ended September 29, 2001. During the three months ended September 29, 2001, Motorola, Ericsson and Kyocera accounted for 30%, 21% and 15%, respectively, of our net sales. No other customer accounted for greater than 10% of net sales during these periods. Our operating results have been materially and adversely affected in the past by the failure of anticipated orders to be realized and by deferrals or cancellations of orders as a result of changes in customer requirements. If we were to lose Ericsson, Motorola, Kyocera or another major customer, or if sales to Ericsson, Motorola, Kyocera or another major customer were to decrease materially, our results of operations and financial condition would be materially and adversely affected.

Our results of operations can vary significantly.

     The semiconductor industry has been cyclical and seasonal. The industry has experienced significant economic downturns, involving diminished product demand, accelerated erosion of average selling prices and production over-capacity. Our results of operations have been subject to significant quarterly fluctuation and may reflect, in the fourth quarter, a seasonal impact resulting from end-consumer interest in wireless handsets during the holiday season. As a result, we may experience substantial period-to-period fluctuations in future operating results. You should not rely on our results of operations for any previous period as an indicator of what results may be for any future period.

Our announced restructuring may have insufficiently addressed market conditions.


     In 2001, we announced a restructuring plan in response to a sharp downturn in our industry. Under our restructuring plan, we have incurred charges relating to a reduction in our workforce and the impairment of certain manufacturing and research fixed assets. From January 1, 2001 to December 31, 2001, our workforce was reduced by 21%. We may have incorrectly anticipated the extent of the long term market decline for our products and services and we may be forced to restructure further or may incur further operating charges due to poor business conditions. We also anticipate further reductions in our workforce during 2002 related to the restructuring of our fiber optics product line.


We will need to keep pace with rapid product and process development and technological changes to be competitive.

     Rapid changes in both product and process technologies characterize the markets for our products. Because these technologies are continually evolving, we believe that our future success will depend, in part, upon our ability to continue to improve our product and process technologies and develop new products and process technologies. If a competing technology emerges that is, or is perceived to be, superior to our existing technology and we are unable to develop and/or implement the new technology successfully or to develop and implement a competitive and economic alternative technology, our results of operations would be materially and adversely affected. We will need to make substantial investments to develop these enhancements and technologies, and we cannot assure investors that funds for these investments will be available or that these enhancements and technologies will be successful.

Our products have experienced rapidly declining unit prices.

     In each of the markets where we compete, prices of established products tend to decline significantly over time. Accordingly, in order to remain competitive, we believe that we must continue to develop product enhancements and new technologies that will either slow the price declines of our products or reduce the cost of producing and delivering our products. If we fail to do so, our results of operations and financial condition would be materially and adversely affected.

The variability of our manufacturing yields may affect our gross margins.

     Our manufacturing yields vary significantly among products, depending on the complexity of a particular integrated circuit's design and our experience in manufacturing that type of integrated circuit. We have experienced difficulties in achieving planned yields in the past, particularly in pre-production and upon initial commencement of full production volumes, which have adversely affected our gross margins.

     Regardless of the process technology used, the fabrication of integrated circuits is a highly complex and precise process. Problems in the fabrication process can cause a substantial percentage of wafers to be rejected or numerous integrated circuits on each wafer to be nonfunctional, thereby reducing yields. These difficulties can include:

     o defects in masks, which are used to transfer circuit patterns onto our wafers;

     o    impurities in the materials used;

     o    contamination of the manufacturing environment; and

     o    equipment failure.

Much of our manufacturing costs are relatively fixed and average selling prices for our products tend to decline over time. Therefore, it is critical for us to improve the number of shippable integrated circuits per wafer and increase the production volume of wafers in order to maintain and improve our results of operations. Yield decreases can result in substantially higher unit costs, which could materially and adversely affect our operating results and have done so in the past. We cannot assure investors that we will not suffer periodic yield problems, particularly during the early production of new products or introduction of new process technologies. In either case, our results of operations and financial condition could be materially and adversely affected.

Our ability to forecast future revenues has been impacted by our customers' purchasing patterns.

     Several of our customers have reduced the lead times that they give to us when they order products from us. While this trend has enabled us to reduce our inventories, it also restricts our ability to forecast future revenues.

We depend on foreign semiconductor assembly contractors and a loss of an assembly contractor could result in delays or reductions in product shipment.

     We do not assemble our integrated circuits or multi-chip modules. Instead, we provide the integrated circuit die and, in some cases, packaging and other components to assembly vendors located primarily in Asia. We maintain one qualified service supplier for each assembly process. If we are unable to obtain sufficient high quality and timely assembly service, or if we lose any of our current assembly vendors, or if means of transportation to our vendors are interrupted, we would experience delays or reductions in product shipment, and/or reduced product yields, that could materially and adversely affect our results of operations and financial condition.

The manufacturing of our products could be delayed as a result of the outsourcing of our test operations and if we are unable to obtain appropriate test equipment.



     Historically, we have tested our products internally. However, we have agreed to outsource the testing of certain of our products to a company in Southeast Asia. We may initially encounter delays in completing testing while we transition these services, and we may incur substantial charges associated with this transition. In addition, the failure of third parties to maintain our standards of testing or complete the testing of our products in a timely manner, could subject us to manufacturing delays which could have a material adverse effect on our results of operations and financial condition. We also intend to continue to test our products internally. We use automated test equipment that, at times, is short in supply. As a result, we may need to order the test equipment from the manufacturer far in advance of our anticipated need. We cannot assure investors that we can obtain the appropriate equipment in a timely or cost effective manner. Our inability to obtain appropriate test equipment in a timely manner could result in manufacturing delays, which would have a material adverse effect on our results of operations and financial condition.

The short life cycles of some of our products may leave us with obsolete or excess inventories.

     The life cycles of some of our products depend heavily upon the life cycles of the end products into which our products are designed. For example, we estimate that current life cycles for cellular and PCS telephone handsets, and in turn our cellular and PCS products, are approximately 12 to 24 months. Products with short life cycles require us to manage production and inventory levels closely. We cannot assure investors that obsolete or excess inventories, which may result from unanticipated changes in the estimated total demand for our products and/or the estimated life cycles of the end products into which our products are designed, will not affect us beyond the inventory charges that we have already taken during 2001.

Sources for certain components, materials and equipment are limited, which could result in delays or reductions in product shipments.

     We do not manufacture any of the starting wafers, packaging or passive components used in the production of our gallium arsenide integrated circuits. Starting wafers and packaging components are available from a limited number of sources. If we are unable to obtain these wafers or components in the required quantities and quality, we could experience delays or reductions in product shipments, which would materially and adversely affect our results of operations and financial condition.

     We depend on a limited number of vendors to supply equipment used in our manufacturing processes. When demand for semiconductor manufacturing equipment is high, lead times for delivery of such equipment can be substantial. We cannot assure investors that we would not lose potential sales if required manufacturing equipment is unavailable and, as a result, we are unable to maintain or increase our production levels.



We have incurred, and may continue to incur, unanticipated expenses resulting from the financial difficulties of the lessor of our principal manufacturing facility.

     The lessor on the lease for our headquarters building in Warren, New Jersey is currently the debtor in a Chapter 11 bankruptcy proceeding commenced in December 2001. During the fourth quarter of 2001, we recognized special charges relating to this proceeding. No assurance can be given that we will not incur any additional charges associated with this proceeding.


We depend heavily on key personnel.

     Our success depends in part on keeping key technical, marketing, sales and management personnel. We must also continue to attract qualified personnel. The competition for qualified personnel is intense, and the number of people with experience, particularly in radio frequency engineering, integrated circuit design, and technical marketing and support, is limited. We cannot be sure that we will be able to attract and retain other skilled personnel in the future,

We face intense competition, which could result in a decrease in our products' prices and sales.

     The semiconductor industry is intensely competitive and is characterized by rapid technological change. We compete with manufacturers of discrete gallium arsenide and silicon semiconductors and with manufacturers of gallium arsenide and silicon integrated circuits. We expect increased competition from:

     o other gallium arsenide integrated circuit manufacturers who may replace us as a supplier to an original equipment manufacturer or otherwise dilute our sales to an original equipment manufacturer;

     o    silicon analog integrated circuit manufacturers; and

     o    companies which may penetrate the radio frequency/microwave integrated
          circuit  communications  market  with  other  technologies,   such  as
          technologies based on silicon germanium.

Increased competition could result in:

     o    decreased prices of our integrated circuits;

     o    reduced demand for our products; and

     o    a reduction in our ability to recover development-engineering costs.

Any of these developments could materially and adversely affect our results of operations and financial condition.

     Most of our current and potential competitors, including Alpha Industries, Inc., Conexant Systems, Inc., Hitachi Ltd., Maxim Integrated Products, Inc., Motorola, RF Micro Devices, Inc. and Microtune, Inc., have significantly greater financial, technical, manufacturing and marketing resources than we do. We cannot assure investors that we will be able to compete successfully with existing or new competitors.

We are subject to stringent environmental regulation.

     We are subject to a variety of federal, state and local requirements governing the protection of the environment. These environmental regulations include those related to the use, storage, handling, discharge and disposal of toxic or otherwise hazardous materials used in or resulting from our manufacturing processes. Failure to comply with environmental laws could subject us to substantial liability or force us to significantly change our manufacturing operations. In addition, under some of these laws and regulations, we could be held financially responsible for remedial measures if our properties are contaminated, even if we did not cause the contamination.

Our international sales and operations involve foreign exchange risks.

     Sales to customers located outside North America (based on shipping addresses and not on the locations of ultimate end users) accounted for 60% of our net sales for the three months ended September 29, 2001 and 67% of our net sales for the nine months ended September 29, 2001. We expect that revenues derived from international sales will continue to represent a significant portion of our net sales.

     In addition, independent third parties located in Asia supply a substantial portion of the starting wafers and packaging components that we use in the production of gallium arsenide integrated circuits, and assemble nearly all of our products.

     Due to our reliance on international sales and on foreign suppliers and assemblers, we are subject to risks of conducting business outside of the United States, including primarily those arising from currency fluctuations, which could affect the price of our products and/or the cost of producing them.

We may pursue selective acquisitions and alliances and the management and integration of additional operations could be expensive and could divert management time.

     As part of our strategy, we will selectively pursue acquisitions and alliances. Our ability to complete acquisitions or alliances is dependent upon, and may be limited by, the availability of suitable candidates and capital. In addition, acquisitions and alliances involve risks that could adversely affect our operating results, including the management time that may be diverted from operations in order to pursue and complete such transactions and difficulties in integrating and managing the additional operations and personnel of acquired companies. We can not assure investors that we will be able to obtain the capital necessary to consummate acquisitions or alliances on satisfactory terms, if at all. Further, any businesses that we acquire will likely have their own capital needs, which may be significant, which we would be called upon to satisfy independent of the acquisition price. Future acquisitions or alliances could result in additional debt, equity, costs and contingent liabilities, all of which could materially adversely affect our results of operations and financial condition.

We may face constraints on our manufacturing capacity, which would limit our ability to increase sales volumes when and if demand improves.

     We believe that our expanded six-inch wafer fabrication facility should be able to satisfy our forecasted production needs. However, if production volumes were to increase significantly from expected levels, we might be required to hire, train and manage additional production personnel in order to successfully increase production capacity at our facility. We cannot assure investors that we would be able to implement these changes successfully. A delay for any reason in increasing capacity would limit our ability to increase sales volumes. In addition, if we fail to increase production and do not have sufficient capacity to satisfy the demand for our products, our relationships with customers could be harmed.

We may not be successful in protecting our own intellectual property rights or in avoiding claims that we infringed on the intellectual property rights of others.

     Our success depends in part on our ability to obtain patents and copyrights, maintain trade secret protection and operate without infringing on the proprietary rights of third parties.

     As is typical in the semiconductor industry, we have been notified, and may be notified in the future, that we may be infringing on certain patent and/or other intellectual property rights of others. We are currently reviewing claims from two sources alleging that we are or may be infringing certain patents. We cannot assure investors that we will not be subject to patent litigation to defend our products or processes against claims of patent infringement or other intellectual property claims. Any such litigation could result in substantial costs and diversion of our resources. If we determine that we have infringed on the intellectual property rights of others, we cannot assure investors that we would be able to obtain any required licenses on commercially reasonable terms.

     In addition to patent and copyright protection, we also rely on trade secrets, technical know-how and other unpatented proprietary information relating to our product development and manufacturing activities, which we seek to protect, in part, by confidentiality agreements with our collaborators and employees. We cannot assure investors that these agreements will not be breached, that we would have adequate remedies for any breach or that our trade secrets and proprietary know-how will not otherwise become known or independently discovered by others.

Risks Related to the Notes

Our debt service obligations may adversely affect our cash flow.

     While the notes are outstanding, we will have debt service obligations on the notes of $5,000,000 per year in interest payments. If we issue other debt securities in the future, our debt service obligations will increase. If we are unable to generate sufficient cash to meet these obligations and must instead use our existing cash or investments, we may have to reduce or curtail other activities of our business.

     We intend to fulfill our debt service obligations from cash generated by our operations, if any, and from our existing cash and investments. If necessary, among other alternatives, we may add lease lines of credit to finance capital expenditures and we may obtain other long-term debt, lines of credit and other financing.

     Our indebtedness could have significant negative consequences, including:

     o increasing our vulnerability to general adverse economic and industry conditions;

     o    limiting our ability to obtain additional financing;

     o requiring the dedication of a substantial portion of any cash flow from operations to service our indebtedness, thereby reducing the amount of cash flow available for other purposes, including capital expenditures;

     o limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

     o placing us at a possible competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources.

Future indebtedness could effectively rank senior to the notes.

     The notes are unsecured and will rank equally in right of payment with any future unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to any secured debt to the extent of the value of the assets that secure the indebtedness. The notes will also be structurally subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, of our subsidiaries. In the event of our bankruptcy, liquidation or reorganization, or upon acceleration of the notes, payment on the notes could be less, ratably, than on any secured indebtedness. We may not have sufficient assets remaining to pay amounts due on the notes then outstanding.

     The indenture governing the notes does not prohibit or limit us from incurring additional indebtedness and other liabilities, or from pledging assets to secure any indebtedness or liabilities. The incurrence of additional indebtedness, and in particular the granting of a security interest to secure that indebtedness, could adversely affect our ability to pay our obligations on the notes. In the future, we may incur additional indebtedness.

We may be unable to repay or repurchase the notes.

     At maturity, the entire outstanding principal amount of the notes will become due and payable by us. In addition, if a change in control occurs, each holder of the notes may require that we repurchase all or a portion of that holder's notes. We cannot assure you that we will have sufficient funds or will be able to arrange for additional financing to pay the principal amount or repurchase price due. Under the terms of the indenture for the notes, we may elect, subject to the conditions specified in the indenture, to pay the repurchase price with shares of our common stock. Any future borrowing arrangements or agreements relating to senior debt to which we become a party may contain restrictions on, or prohibitions against, our repayment or repurchase of the notes. In the event that the maturity date or change in control occurs at a time when we are prohibited from repaying or repurchasing the notes, we could attempt to obtain the consent of the lenders under those arrangements to purchase the notes or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we will be unable to repay or repurchase the notes. In that case, our failure to repay the notes at maturity or repurchase any tendered notes would constitute an event of default under the indenture. Any such default, in turn, may cause a default under the terms of other indebtedness that we may incur.

Our stock price has been volatile and our stock price and the price of the notes may fluctuate in the future.

     In the past, our common stock price has fluctuated significantly. This could continue as we or our competitors announce new products, our customers' results fluctuate, conditions in the networking or semiconductor industry change or investors change their sentiment toward technology stocks.

     In addition, fluctuations in our stock price and our price-to-earnings multiple may have made our stock attractive to momentum, hedge or day-trading investors who often shift funds into and out of stocks rapidly, exacerbating price fluctuations in either direction, particularly when viewed on a quarterly basis.

There may be no public market for the notes and an active trading market for the notes may not develop.

     The notes constitute a new class of securities for which there is no established public trading market, and there can be no assurance as to:

     o    the liquidity of any such market that may develop;

     o    the ability of the holders of the notes to sell their notes; or

     o the price at which the holders of the notes would be able to sell their notes.

     If such a market were to exist, the notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including:

     o    prevailing interest rates;

     o    the market for similar notes; and

     o    our financial performance and the performance of our subsidiaries.

The notes are eligible for trading in the PortalSM Market of the NASD. We have been advised by the initial purchaser of the notes, that it presently intends to make a market in the notes. However, the initial purchaser of the notes is not obligated to do so, and market-making activity with respect to the notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to limitations imposed by federal securities laws. There can be no assurance as to the development or liquidity of any market for the notes. We do not intend to apply for listing of the notes on any securities exchange or any automated quotation system.

If the notes get rated, any adverse rating of the notes may cause their trading price to fall.

     In the future, one or more rating agencies may rate the notes, even if we do not request a rating. If any rating agencies rate the notes, they may assign a lower rating than expected by investors. Rating agencies, following any initial or subsequent rating, may also lower ratings on the notes. If the rating agencies assign a lower than expected rating or subsequently reduce their ratings, the trading price of the notes could decline and the trading price of our common stock could be adversely affected.

Securities we issue to fund our operations could dilute your ownership or otherwise adversely affect you.

     We may decide to raise additional funds through public or private debt or equity financings to fund our operations. If we raise funds by issuing equity securities, the percentage ownership of current stockholders and the percentage ownership that investors will receive upon conversion of the notes will be reduced and the new equity securities may have rights prior to those of the common stock issuable upon conversion of the notes. If we raise funds by issuing debt securities, we may be required to agree to covenants that substantially restrict our ability to operate our business. We may not obtain sufficient financing on terms that are favorable to investors or us. We may delay, limit or eliminate some or all of our proposed operations if adequate funds are not available.

     Our organizational documents and Delaware law may make it harder for us to be acquired without the consent and cooperation of our board of directors and management.

     Several provisions of our organizational documents may deter or prevent a takeover attempt, including a takeover attempt in which the potential purchaser offers to pay a per share price greater than the current market price for our common stock. These provisions include:

     o Preferred stock - our board of directors can issue preferred stock senior to common stock at any time. This may make it more difficult and more expensive to acquire us;

     o Staggered board - only a minority of the total number of board members can be elected each year. This may make it more difficult for a potential purchaser to elect enough directors to assure control of us; and

     o Shareholder rights agreement - our shareholder rights agreement may make it more difficult and more expensive to acquire us, unless the shareholder rights are first redeemed by the board of directors.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which restricts business combinations with some stockholders once the stockholder acquires 15 % or more of our common stock.


                                 USE OF PROCEEDS

     We  will  not   receive  any   proceeds   from  the  sale  by  any  selling
securityholder of the notes or the underlying common stock.

                       RATIO OF EARNINGS TO FIXED CHARGES


     The Company has set forth below its ratio of earnings to fixed charges for each of the years in the five year period ended December 31, 2000 and for the interim periods presented.


                                         Year Ended December 31,
                                         -----------------------
                             1996     1997   1998    1999    2000     2001
                             -----    ----   ----    ----    ----    -----
                            12.4x    30.6x    --     3.2x    19.1x     --


     For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rent expense that we believe to be representative of interest. Earnings, as defined, were not sufficient to cover fixed charges by $15.6 million for the year ended December 31, 1998 and $80.8 million for the year ended December 31, 2001.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock is quoted on the Nasdaq National Market under the symbol "ANAD". The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market, as adjusted to reflect a 3:2 stock dividend effected in March 2000.


           Quarter ended                                                 High     Low


           Calendar Year 2002:
           March 31, 2002 (through February 6, 2002 ) . . . . . . . . . $16.29   $11.26

           Calendar Year 2001:
           December 31, 2001. . . . . . . . . . . . . . . . . . . . . . $21.05   $11.15
           September 30, 2001. . . . . . . . . . . . . . . . . . . . . . 21.90    10.22
           June 30, 2001 . . . . .  . . . . . . . . . . . . . . . . . .  25.38    10.63
           March 31, 2001. . . . . . . . . . . . . . . . . . . . . . . . 19.69    10.50

           Calendar Year 2000:
           December 31, 2000. . . . . . . . . . . . . . . . . . . . . ..$25.75   $13.31
           September 30, 2000.. . . . . . . . . . . . . . . . . . . . .  42.88    19.50
           June 30, 2000 . . . . . . . . . . . . . . . . . . . . . . . . 80.13    25.13
            March 31, 2000 . . . . . . . . . . . . . . . . . . . . . . .112.13    27.67

           Calendar Year 1999:
           December 31, 1999 . . . . . . . . . . . . . . . .. . . . . . $36.92   $18.42
           September 30, 1999 . . . . . . . . . . . . . . . . . . . . .  26.58    17.33
           June 30,1999. . . . . . . . . . . . . . . . . . . . . . . . . 24.79    10.67
            March 31, 1999. . . . . . . . . . . . . . . . . . . . . . .. 12.42     7.46



     As of February 6, 2002, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $11.67 per share.



     We have never paid cash dividends on our capital stock. We currently anticipate that we will retain all available funds for use in the operation and expansion of our business, and do not anticipate paying any cash dividends in the foreseeable future.

                            DESCRIPTION OF THE NOTES

     We issued the notes under a document called the "Indenture." The Indenture is a contract between us and State Street Bank & Trust Company, N.A., as trustee. The Indenture and the notes are governed by New York law. Because this section is a summary, it does not describe every aspect of the notes or the Indenture. This summary is subject to and qualified in its entirety by reference to all of the provisions of the Indenture, including definitions of certain terms used in the Indenture. For example, in this section we use capitalized words to signify defined terms that have been given special meaning in the Indenture. We describe the meaning of only the more important terms. Wherever we refer to particular defined terms, those defined terms are incorporated by reference here. In this section, references to "ANADIGICS," "we," "our" or "us" refer solely to ANADIGICS, Inc. and not its subsidiaries.

General

         The notes are senior, unsecured obligations of ANADIGICS. The notes are limited to $100,000,000 aggregate principal amount. We are required to repay the principal amount of the notes in full on November 15, 2006.

     The notes will bear interest at a rate of 5.00% from November 27, 2001, the date of original issuance. We will pay interest on the notes on May 15 and November 15 of each year, commencing on May 15, 2002. Interest payable per $1,000 principal amount of notes for the period from the issue date to May 15, 2002 will be approximately $23.33.

     You may convert the notes into shares of our common stock initially at the conversion rate of 47.6190 shares of common stock per each $1,000 principal amount of notes at any time before the close of business on the maturity date, unless the notes have been previously redeemed or repurchased. Holders of notes called for redemption or submitted for repurchase will be entitled to convert the notes up to and including the business day immediately preceding the date fixed for redemption or repurchase, as the case may be. The conversion rate may be adjusted as described below.

     We may redeem the notes at our option at any time on or after November 15, 2004, in whole or in part, at the redemption prices set forth below under "-Optional Redemption by ANADIGICS", plus accrued and unpaid interest to, but excluding, the redemption date. If we experience a change in control, you will have the right to require us to repurchase your notes as described below under "- Repurchase at Option of Holders Upon a Change in Control." The notes will rank equally with any senior unsecured indebtedness we may incur in the future. The notes will be "structurally subordinated" to any secured indebtedness and the indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations in existence on or after the date hereof. This occurs because our right to receive any assets of our subsidiaries upon their liquidation and reorganization, and your right to participate in those assets, will be effectively subordinated to claims of that subsidiary's creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to us. In addition, our secured creditors will be entitled to receive payment on their claims by realizing on the collateral securing their claims prior to your right and that of our other senior unsecured creditors in respect of that collateral.

     The indenture does not limit our ability to incur debt, including secured debt, or our ability or the ability of our subsidiaries to incur any indebtedness.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

     The notes will be issued:

     o    only in fully registered form;

     o    without interest coupons; and

     o    in denominations of $1,000 and greater multiples.

     The notes are currently evidenced by one global note, which has been deposited with the trustee, as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC. The global note and any notes issued in exchange for the global note will be subject to restrictions on transfer and will bear a legend regarding those restrictions. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee unless either of the following occurs:

     o DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note or DTC ceases to be a registered clearing agency or ceases doing business or announces an intention to cease doing business; or

     o an event of default with respect to the notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

     DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

     o you cannot receive notes registered in your name if they are represented by the global note;

     o you cannot receive physical certificated notes in exchange for your beneficial interest in the global notes;

     o you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

     o    all payments on the global note will be made to DTC or its nominee.

     The laws of some jurisdictions require that certain kinds of purchasers, such as insurance companies, can only own securities in definitive certificated form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

     Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee (called participants) and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

     Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC's same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

     We will make cash payments of interest on and principal of and the redemption or repurchase price of the global note, as well as any payment of liquidated damages, to Cede, the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

     We have been informed that DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

     We will send any redemption notices to Cede. We understand that if less than all the notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed.

     We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose account the notes are credited on the record date identified in a listing attached to the omnibus proxy.

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant or participants has or have given such direction.

     DTC has also advised us as follows:

     o DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the Uniform Commercial Code, as amended, and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act;

     o DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants;

     o participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations;

     o certain participants, or their representatives, together with other entities, own DTC; and

     o indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC's or any participant's records relating to beneficial interests in the global note, including for payments made on the global note. Further, we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Conversion Rights

     You have the option to convert any portion of the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock at any time on or prior to the close of business on the maturity date, unless the notes have been previously redeemed or repurchased. The conversion rate will be equal to 47.6190 shares per $1,000 principal amount of notes. The conversion rate is equivalent to a conversion price of $21.00 per share. Your right to convert a note called for redemption or delivered for repurchase will terminate at the close of business on the business day immediately preceding the redemption date or repurchase date for that note, unless we default in making the payment due upon redemption or repurchase.

     You may convert all or part of any note by delivering the note at the Corporate Trust Office of the trustee, 61 Broadway, 15th Floor, New York, New York 10006, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained from the trustee. The conversion date will be the date on which the note and the duly signed and completed conversion notice are so delivered.

     As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificates will then be sent by the trustee to the conversion agent for delivery to the holder of the note being converted. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable and will rank equally with the other shares of our common stock.

     If you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the preceding interest payment date to the date of conversion, except as described below. However, if you are a holder of a note on a regular record date, including a note surrendered for conversion after the regular record date, you will receive the interest payable on such note on the next succeeding interest payment date. Accordingly, any note surrendered for conversion during the period from the close of business on a regular record date to the opening of business on the next succeeding interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of notes being surrendered for conversion. However, you will not be required to make that payment if you are converting a note, or a portion of a note, that we have called for redemption, or that you are entitled to require us to repurchase from you, if your conversion right would terminate because of the redemption or repurchase between the regular record date and the close of business on the next succeeding interest payment date.

     No other payment or adjustment for interest, or for any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares upon conversion. Instead, we well pay cash in lieu of fractional shares based on the market price of our common stock at the close of business on the conversion date. For a summary of the U.S. federal income tax considerations relating to conversion of a note, see "Certain United States Federal Income Tax Considerations-Conversion of the Notes".

     You will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion but you will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

     The conversion rate will be subject to adjustment for, among other things:

     o dividends and other distributions payable in our common stock on shares of our capital stock;

     o the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase our common stock at less than the then current market price of such common stock as of the record date for stockholders entitled to receive such rights, options or warrants;

     o    subdivisions, combinations and reclassifications of our common stock;

     o distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

          - those dividends, rights, options, warrants and distributions referred to above;

          - dividends and distributions paid exclusively in cash other than those referred to in the next two succeeding bullet points; and

          -    distributions upon mergers or consolidations discussed below;

     o distributions consisting exclusively of cash, excluding cash distributed upon a merger or consolidation discussed below, to all holders of our common stock in an aggregate amount that, combined together with:

          - other all-cash distributions made within the preceding 365-day period in respect of which no adjustment has been made; and

          - any cash and the fair market value of other consideration payable in connection with any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 365-day period in respect of which no adjustment has been made, exceeds 10% of our market capitalization, being the product of the current market price per share of our common stock on the record date for such distribution and the number of shares of common stock then outstanding; and

          o the successful completion of a tender offer made by us or any of our subsidiaries for our common stock which involves an aggregate consideration that, together with:

               - any cash and the fair market value of other consideration payable in a tender offer by us or any of our subsidiaries for our common stock expiring within the 365-day period preceding the expiration of that tender offer in respect of which no adjustments have been made; and

               - the aggregate amount of any cash distributions to all holders of our common stock within the 365-day period preceding the expiration of that tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

     We have issued rights to all of our holders of common stock pursuant to our stockholder rights plan described under "Description of Capital Stock - Description of Rights Plan". If any holder converts notes prior to the rights trading separately from the common stock, the holder will be entitled to receive rights in addition to the common stock. Following the occurrence of a separation event, holders will only receive common stock upon a conversion of any notes without the right. Instead, upon the occurrence of the separation event, the conversion ratio will be adjusted. If such an adjustment is made and the rights are later redeemed, invalidated or terminated, then a reversing adjustment will be made.

     We reserve the right to effect such increases in the conversion rate in addition to those required by the foregoing provisions as we consider to be advisable in order to avoid or diminish any income tax to holders of our common stock resulting from certain dividends, distributions or issuances of rights or warrants. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered notes of any adjustments.

     In the event that we consolidate or merge with or into another entity or another entity is merged into us, or in case of any sale or transfer of all or substantially all of our assets, each note then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the notes were convertible immediately prior to the consolidation or merger or sale or transfer. The preceding sentence will not apply to a merger or sale of all or substantially all of our assets that does not result in any reclassification, conversion, exchange or cancellation of the common stock.

     We may increase the conversion rate for any period of at least 20 days if our board of directors determines that the increase would be in our best interest. The board of directors' determination in this regard will be conclusive. We will give holders of notes at least 15 days' notice of such an increase in the conversion rate. Any increase, however, will not be taken into account for purposes of determining whether the closing price of our common stock equals or exceeds the conversion price by 105% in connection with an event that otherwise would be a change in control as defined below.

     If at any time we make a distribution of property to our stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes, such as distributions of evidences of indebtedness or assets by us, but generally not stock dividends on common stock or rights to subscribe for common stock, and, pursuant to the anti-dilution provisions of the indenture, the number of shares into which notes are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of notes. See "Certain United States Federal Income Tax Considerations".

Optional Redemption by ANADIGICS

     On or after November 15, 2004, we may redeem the notes, in whole or in part, at the prices set forth below. If we elect to redeem all or part of the notes, we will give at least 30, but no more than 60, days' notice to you.

     The redemption price, expressed as a percentage of principal amount, is as follows for the following periods:

                                                                      Redemption
   Period                                                                Price
   Beginning on November 15, 2004 and
                  ending on November 14, 2005.........................   102%

   Beginning on November 15, 2005 and
                 ending on November 14, 2006 ............................101%

and thereafter equal to 100% of the principal amount. In each case, we will pay interest to, but excluding, the redemption date.

     No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

     We may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we purchase may, to the extent permitted by applicable law and subject to restrictions contained in the purchase agreement with the underwriters, be re-issued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

Payment and Conversion

     We will make all payments of principal and interest on the notes by dollar check drawn on an account maintained at a bank in New Jersey or New York. If you hold registered notes with a face value greater than $2,000,000, at your request we will make payments of principal or interest to you by wire transfer to an account maintained by you at a bank in The City of New York.

     Payment of any interest on the notes will be made to the person in whose name the note, or any predecessor note, is registered at the close of business on May 1 or November 1, whether or not a business day, immediately preceding the relevant interest payment date (a "regular record date"). If you hold registered notes with a face value in excess of $2,000,000 and you would like to receive payments by wire transfer, you will be required to provide the trustee with wire transfer instructions at least 15 days prior to the relevant payment date.

     Payments on any global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents or the trustee's agents has or will have any responsibility or liability for:

               o any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global note, or for maintaining, supervising or reviewing any of

                    DTC's records or any participants or indirect participant's records relating to the beneficial ownership interests in the global notes; or

               o any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

     Notes may be surrendered for conversion at the corporate trust office of the trustee, 61 Broadway, 15th Floor, New York, New York 10006. Notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable, as described above under "-Conversion Rights."

     We have initially appointed the trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. However, until the notes have been delivered to the trustee for cancellation, or money sufficient to pay the principal of, premium, if any, and interest on the notes have been made available for payment and either paid or returned to us as provided in the indenture, we will maintain an office or agency in the Borough of Manhattan, New York for surrender of notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with "- Notices" below.

     All monies deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of, premium, if any, or interest on any notes which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

Repurchase at Option of Holders Upon A Change in Control

     If a "change in control" as defined below occurs, the holder will have the right, at your option, to require us to repurchase all of your notes not previously called for redemption, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased, together with interest accrued but unpaid to, but excluding, the repurchase date.

     At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in our common stock valued at 95% of the average of the closing prices of our common stock for the five trading days immediately preceding and including the third trading day prior to the repurchase date. We may only pay the repurchase price in our common stock if we satisfy conditions provided in the indenture.

     Within 30 days after the occurrence of a change in control, we are obligated to give each registered holder of notes notice of the change in control and of the repurchase right arising as a result of the change in control. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, a registered holder must deliver on or before the 30th day after the date of our notice irrevocable written notice to the trustee of such holder's exercise of its repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is 45 days after the date of our notice.

     A change in control will be deemed to have occurred at the time that any of the following occurs:

               o any person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that are entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

               o we merge or consolidate with or into any other person, any merger of another person into us or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any such transaction:

                    -    that   does  not   result   in  any   reclassification,
                         conversion, exchange or cancellation of outstanding shares of our capital stock; and

                    - pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction; or

                    - which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock into solely shares of common stock of the surviving entity.

     However, a change in control will not be deemed to have occurred if:

          o the closing price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the change in control, in the case of a change in control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the notes in effect on each of those five trading days; or

          o all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in a merger or consolidation otherwise constituting a change of control under the first and second bullet points in the preceding paragraph above consists of shares of common stock, depository receipts or other certificates representing common equity interests traded on a national securities exchange or quoted on the Nasdaq National Market System, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the notes become convertible solely into such common stock, depository receipts or other certificates representing common equity interests.

     For purposes of these provisions:

          o the conversion price is equal to $1,000 divided by the conversion rate;

          o whether a person is a "beneficial owner will be determined in accordance with Rule 13d-3 under the Exchange Act; and

          o a "person" includes any syndicate or group that would be deemed to be a person under Section 13(d) (3) of the Exchange Act.

     The rules and regulations promulgated under the Exchange Act require the dissemination of prescribed information to securityholders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with these rules to the extent they apply at that time.

     The definition of change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of all or substantially all of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

     The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

     Although we have the right to repurchase the notes with our common stock, subject to certain conditions, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. If we were to fail to repurchase the notes when required following a change in control, an event of default under the indenture would occur. Some of the events constituting a change in control could cause an event of default under the terms of other debt instruments that we are subject to or may become subject to in the future.

Mergers and Sales of Assets by ANADIGICS

     We may not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, and we may not permit any entity to consolidate with or merge into us or convey, transfer, sell or lease such person's properties and assets substantially as an entirety to us unless:

          o the surviving entity formed by such consolidation or into or with which we are merged or the surviving entity to which our properties and assets are so conveyed, transferred, sold or leased, shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State within the United States or the District of Columbia and, if we are not the surviving entity, the surviving entity executes and files with the trustee a supplemental indenture assuming the payment of the principal of, premium, if any, and interest on the notes and the performance of our other covenants under the indenture;

          o immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

          o    other requirements as described in the indenture are met.

Events of Default

     The following will be events of default under the indenture:

          o we fail to pay the principal of or premium, if any, on any note when due;

          o we fail to pay any interest, including any additional interest or liquidated damages, on any note when due, which failure continues for 30 days;

          o    we fail to provide notice of a change in control;

          o we fail to perform any other covenant in the indenture, which failure continues for 60 days following notice as provided in the indenture;

          o any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, by us or any of our significant subsidiaries, in an aggregate principal amount in excess of $10 million is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture; and

          o    certain  events  of  bankruptcy,   insolvency  or  reorganization
               involving us or any of our significant subsidiaries, as defined in the indenture.

     Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder, unless the holder shall have furnished reasonable indemnity to the trustee. Subject to providing indemnification to the trustee and other conditions provided for in the indenture, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     If an event of default other than an event of default arising from events of insolvency, bankruptcy or reorganization with respect to ANADIGICS occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may accelerate the maturity of all notes. However, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the nonpayment of principal of the notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of insolvency, bankruptcy or reorganization with respect to ANADIGICS occurs, then the principal of, and accrued interest on, all the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee. For information as to waiver of defaults, see "- Meetings, Modification and Waiver" below.

     You will not have any right to institute any proceeding with respect to the indenture, or for any remedy under the indenture, unless:

          o you give the trustee written notice of a continuing event of default;

          o    the holders of at least 25% in aggregate  principal amount of the
               outstanding   notes  have  made   written   request  and  offered
               reasonable indemnity to the trustee to institute proceedings;

          o the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with the written request; and

          o the trustee shall have failed to institute such proceeding within 60 days of the written request.

     However, these limitations do not apply to a suit instituted by you for the enforcement of payment of the principal of, premium, if any, or interest, including liquidated damages, on your note on or after the respective due dates expressed in your note or your right to convert your note in accordance with the indenture.

     We will be required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

Meetings, Modification and Waiver

     The indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.

     Certain limited modifications of the indenture may be made without the necessity of obtaining the consent of the holders of the notes.

     Other modifications and amendments of the indenture may be made, compliance by us with certain restrictive provisions of the indenture may be waived and any past defaults by us under the indenture (except a default in the payment of principal, premium, if any, or interest) may be waived, either:

          o with the written consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding; or

          o by the adoption of a resolution, at a meeting of holders of the notes at which a quorum is present, by the holders of at least 66-2/3% in aggregate principal amount of the notes represented at such meeting.

     The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

     However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:

          o change the stated maturity of the principal or interest of a note;

          o reduce the principal amount of, or any premium or interest on, any note;

          o    reduce  the  amount   payable  upon  a  redemption  or  mandatory
               repurchase;

          o modify the provisions with respect to the repurchase rights of holders of notes in a manner adverse to the holders;

          o modify our right to redeem the notes in a manner adverse to the holders;

          o    change the place or currency of payment on a note;

          o impair the right to institute suit for the enforcement of any payment on any note;

          o modify the ranking of the notes in a manner that is adverse to the holders of the notes;

          o adversely affect the right to convert the notes other than a modification or amendment required by the terms of the indenture;

          o modify our obligation to deliver information required under Rule 144A to permit resales of the notes and common stock issued upon conversion of the notes if we cease to be subject to the reporting requirements under the Exchange Act;

          o reduce the above-stated percentage of the principal amount of the holders whose consent is needed to modify or amend the indenture;

          o    reduce the  percentage  of the  principal  amount of the  holders
               whose  consent  is  needed  to  waive   compliance  with  certain
               provisions of the indenture or to waive certain defaults; or

          o reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

Registration Rights

     We have entered into a registration rights agreement with the initial purchaser of the notes. In the registration rights agreement we agreed, for the benefit of the holders of the notes and the shares of common stock issuable upon conversion of the notes, commonly referred to as the registrable securities, that we would, at our expense:

          o    file with the SEC,  within 90 days  after the date the notes were
               originally  issued,  a  shelf  registration   statement  covering
               resales of the registrable securities;

          o use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act within 180 days after the date the notes were originally issued; and

          o use our best efforts to keep effective the shelf registration statement until the earliest of two years after the effective date of the shelf registration statement, the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the notes held by non-affiliates of ANADIGICS or until there are no outstanding registrable securities.

     We satisfied the first of these requirements when we initially filed our shelf registration statement in December 2001 and we will satisfy the second of these requirements so long as the date of this prospectus is on or before May 26, 2002.

     We are permitted to suspend the use of this prospectus in connection with the sale of registrable securities during prescribed periods of time for reasons relating to pending corporate developments, public filings with the SEC and other events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 30 days in any 90-day period or a total of 90 days in any 365-day period. We will provide to each holder of registrable securities copies of this prospectus, notify each holder when the shelf registration statement has become effective and take certain other actions required to permit public resales of the registrable securities.

     We may, upon written notice to all holders of notes, postpone having the shelf registration statement declared effective, for a reasonable period not to exceed 90 days, if we possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole. Notwithstanding any such postponement, additional interest, referred to as "liquidated damages", will accrue on the notes if on or before May 26, 2002, the shelf registration statement is not declared effective.

     In that case, liquidated damages will accrue on any notes and shares issued on conversion of the notes, which are then restricted securities, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the liquidated damages began to accrue.

     The rates at which liquidated damages will accrue will be as follows:

          o 0.25% of the principal amount per annum to and including the 90th day after the registration default; and

          o 0.5% of the principal amount per annum from and after the 91st day after the registration default.

     In addition, liquidated damages will accrue on any notes and shares issued upon conversion of the notes if:

          o the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 30 days, whether or not consecutive, during any 90-day period; or

          o the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 90 days, whether or not consecutive, during any 365-day period.

     In either event, liquidated damages will accrue at a rate of 0.5 % per annum from the 31st day of the 90-day period or the 91st day of the 365-day period until the earlier of the following:

          o the time the shelf registration statement again becomes effective or the holders of registrable securities are again able to make sales under the shelf registration statement, depending on which event triggered the increase in interest rate; or

          o the earliest of two years after the effective date of the shelf registration statement, the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the notes held by non-affiliates of ANADIGICS or until there are no outstanding registrable securities.

     A holder who elects to sell any registrable securities pursuant to the shelf registration statement:

          o will be required to be named as a selling securityholder in this prospectus;

          o    may be required to deliver a prospectus to purchasers;

          o may be subject to certain civil liability provisions under the Securities Act in connection with those sales; and

          o will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.

     We have mailed a notice and questionnaire to the holders of registrable securities. The registration rights agreement requires us to mail that notice not less than 30 calendar days prior to the time we intend in good faith to have the shelf registration statement declared effective.

     No holder of registrable securities will be entitled:

          o to be named as a selling securityholder in the shelf registration statement as of the date the shelf registration statement is declared effective; or

          o to use this prospectus for offers and resales of registrable securities at any time,

unless such holder has returned a completed and signed notice and questionnaire to us by the deadline for response set forth in the notice and questionnaire.

     Holders of registrable securities will, however, have at least 28 calendar days from the date on which the notice and questionnaire is first mailed to return a completed and signed notice and questionnaire to us.

     Beneficial owners of registrable securities who have not returned a notice and questionnaire by the questionnaire deadline described above may receive another notice and questionnaire from us upon request. Following our receipt of a completed and signed notice and questionnaire, we will include the registrable securities covered thereby in the shelf registration statement.

     We agreed in the registration rights agreement to use our best efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted on the Nasdaq National Market.

     However, if the common stock is not then quoted on the Nasdaq National Market, we will use our best efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted or listed on whichever market or exchange the common stock is then primarily traded, upon effectiveness of the shelf registration statement.

     Because this section is a summary, it does not describe every aspect of the registration rights agreement. This summary is subject to and qualified in its entirety by reference to all of the provisions of the registration rights agreement.

Notices

     Notice to holders of the registered notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

     Notice of a redemption of notes will be given not less than 30 nor more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the notes will be irrevocable.

Replacement of Notes

     We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

Payment of Stamp and Other Taxes

     We will pay all stamp and other duties, if any, that may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes or of shares of common stock upon conversion of the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government, political subdivision thereof or taxing authority.

Governing Law

     The indenture, the notes, and the registration rights agreement will be governed by and construed in accordance with the laws of the State of New York.

The Trustee

     If an event of default occurs and is continuing, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have furnished to the trustee reasonable security or indemnity.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     This section describes the material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes and of common stock into which the notes may be converted. This description does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These authorities may change, possibly on a retroactive basis, or the Internal Revenue Service might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of notes or common stock could differ from those described below.

     This description generally applies only to "U.S. Holders". For purposes of this description, a "U.S. Holder" is:

          o a citizen or resident of the United States or someone treated as a United States citizen or resident for United States federal income tax purposes;

          o a corporation organized in or under the laws of the United States or any State thereof (including the District of Columbia);

          o an estate the income of which is subject to United States federal income taxation regardless of its source; or

          o a trust, if such trust validly elects to be treated as a United States person for United States federal income tax purposes, or if a court within the United States can exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of such trust.

     This description is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular U.S. Holder in light of the U.S. Holder's particular circumstances, or to certain types of U.S. Holders subject to special treatment under U.S. federal income tax laws, such as financial institutions, real estate investment trusts, regulated investment companies, grantor trusts, insurance companies, tax-exempt organizations, brokers, dealers or traders in securities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, persons holding notes or common stock as part of a position in a "straddle" or as part of a "hedging", "conversion" or "integrated" transaction for U.S. federal income tax purposes, and persons that have a "functional currency" other than the United States dollar. This description also does not address U.S. federal, state, local and foreign tax consequences for persons that are not U.S. Holders, which consequences may differ from the consequences described below for U.S. Holders. In addition, this description does not consider the effect of any foreign, state, local or other tax laws, or any U.S. tax considerations, such as estate or gift tax, other than United States federal income tax considerations, that may be applicable to particular U.S. Holders. Further, this description assumes that U.S. Holders hold the notes or common stock as capital assets, which is generally, property held for investment, within the meaning of section 1221 of the Internal Revenue Code.

     Investors, including, without limitation, investors that are not U.S. Holders, considering the purchase of notes should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of U.S. federal estate or gift tax laws, foreign, state, or local laws, and tax treaties.

Taxation of Interest

     U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting.

     If the amount or timing of any payments on a note is contingent, the note could be subject to special rules that apply to contingent debt instruments. These rules generally require a U.S. Holder to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or retirement of the note before the resolution of the contingencies. If, upon a change in control, an investor requires us to repurchase some or all of the investor's notes and we elect to pay the repurchase price in shares of our common stock, the value of the stock could exceed the sum of the principal amount of the notes and accrued and unpaid interest. We do not believe that, because of these potential additional payments, the notes should be treated as contingent debt instruments. Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the notes as contingent debt instruments. Unless otherwise noted, this discussion assumes that the notes are not subject to the contingent debt instrument rules.


Market Discount; Acquisition Premium

     A U.S. Holder that purchases a note with "market discount", which generally occurs when the purchase price for the note is less than the note's principal amount, will be subject to special rules. Under a de minimis exception, however, those special rules will not apply if the amount of market discount does not exceed one quarter of one percent for each full year remaining until the maturity of the notes. If the special rules apply, any gain recognized by the U.S. Holder upon a sale or other disposition of the note will be treated as ordinary income rather than capital gain to the extent of that portion of the market discount that accrued prior to the disposition. Market discount generally accrues on a straight line basis over the remaining term of the note, but the U.S. Holder can elect to compute accrued market discount based on the economic yield of the note. The U.S. Holder of a note with market discount might be required to recognize gain to the extent of accrued market discount even if the disposition takes a form, such as a gift, in which the U.S. Holder would not normally be required to recognize gain. The market discount rules will not affect the tax consequences to the U.S. Holder upon conversion of the note, which will generally be nontaxable under the rules described under "Conversion of the Notes". The market discount accrued prior to conversion, however, will be carried over to the stock received on conversion, so that, to that extent, any gain recognized by the U.S. Holder upon disposition of the stock will be treated as ordinary (interest) income. Finally, if the U.S. Holder's purchase of the notes is debt-financed, the U.S. Holder will not be entitled to deduct interest expense allocable to accrued market discount until the U.S. Holder recognizes the corresponding income. The U.S. Holder of a note with market discount may elect to include the market discount in income as it accrues. If a U.S. Holder makes this election, any gain recognized on a disposition of the note will be entirely capital gain, and the rules deferring the deduction of interest on related loans will not apply.

     If a U.S. Holder purchases a note at a price that exceeds the principal amount plus accrued interest, the U.S. Holder can elect to amortize the premium as a reduction to interest income so that the income reported by the U.S. Holder each period reflects the U.S. Holder's economic yield. Any premium paid on acquiring a note is not amortizable, however, to the extent that it reflects the value of the conversion privilege of the note. Once made, such an election is revocable only with IRS consent. The election applies to all bonds, other than bonds the interest on which is not includible in gross income, held by the electing U.S. Holder at the beginning of the first taxable year to which the election applies and all such bonds thereafter acquired by the U.S. Holder. If the U.S. Holder elects to amortize premium, the amortized premium would reduce the U.S. Holder's tax basis in the note.

Sale, Exchange or Redemption of the Notes

     A U.S. Holder generally will recognize capital gain or loss if the U.S. Holder disposes of a note in a sale, redemption or exchange other than a conversion of the note into common stock. The U.S. Holder's gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder's adjusted tax basis in the note. The U.S. Holder's adjusted tax basis in the note will generally equal the amount the U.S. Holder paid for the note. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the note, except that the portion of any proceeds attributable to accrued interest, including accrued unrecognized market discount, as discussed above, will not be taken into account in computing the U.S. Holder's capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in income. The gain or loss recognized by a U.S. Holder on a disposition of the note will be long-term capital gain or loss if the U.S. Holder held the note for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

     If, upon a change in control, a holder requires us to repurchase some or all of the holder's notes and we elect to pay the repurchase price in shares of our common stock, the redemption would likely qualify as a recapitalization for U.S. federal income tax purposes if the notes qualify as "securities" for those purposes. Whether the notes qualify as "securities" is not free from doubt. If the redemption qualifies as a recapitalization, a U.S. holder would not recognize any income, gain or loss on the holder's receipt of our common stock in exchange for notes, except to the extent the stock received is attributable to accrued interest. If the holder receives cash in lieu of fractional shares of stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for cash. The holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The holder's aggregate basis in the stock, including any fractional share for which cash is paid, would equal his adjusted basis in the note. The holder's holding period for the stock would include the period during which he held the note.

Conversion of the Notes

     A U.S. Holder who converts his note into common stock generally will not recognize any income, gain or loss. The U.S. Holder will recognize gain, however, to the extent that the U.S. Holder receives cash in lieu of a fractional share. The U.S. Holder's aggregate basis in the common stock, including any fractional share for which cash is paid, will equal his adjusted basis in the note, and the U.S. Holder's holding period for the stock will include the period during which he held the note.

Dividends

     If, after a U.S. Holder converts a note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to the U.S. Holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a nontaxable return of capital reducing the U.S. Holder's tax basis in the U.S. Holder's stock. Any remaining excess will be treated as capital gain. We are required to provide shareholders who receive dividends with an information return on Form 1099-DIV that states the extent to which the dividend is paid from our current or accumulated earnings and profits and is thus taxable. If the U.S. Holder is a U.S. corporation, it generally would be able to claim a deduction equal to a portion of any dividends received.

     The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. A change in conversion price that allows U.S. Holders of notes to receive more shares of common stock on conversion may increase those noteholders' proportionate interests in our earnings and profits or assets. In that case, those noteholders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to those noteholders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result to U.S. Holders of notes, for example, if the conversion price were adjusted to compensate noteholders for distributions of cash or property to our shareholders. Not all changes in conversion price that allow noteholders to receive more stock on conversion, however, increase the noteholders' proportionate interests in the company. For instance, a change in conversion price could simply prevent the dilution of the noteholders' interests upon a stock split or other change in capital structure. Changes of this type, if made under a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. On the other hand, if an event occurs that dilutes the noteholders' interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to the shareholders. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated in the same manner as dividends paid in cash or other property. Such dividends would result in ordinary income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a nontaxable return of capital or as capital gain.

Sale of Common Stock

     A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of common stock. The U.S. Holder's gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder's adjusted tax basis in the stock. Subject to the special market discount discussed above, the amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. Gain or loss recognized by a U.S. Holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

     The Code and the Treasury Regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or if the recipient has been notified by the IRS that he has failed to report interest or dividends on his returns. The information reporting and backup withholding rules do not apply to payments to corporations.

     Payments of interest or dividends to individual U.S. Holders of notes or common stock generally will be subject to information reporting, and generally will be subject to backup withholding unless the U.S. Holder provides us or our paying agent with a correct taxpayer identification number.

     Payments made to U.S. Holders by a broker upon a sale of notes or common stock generally will be subject to information reporting and backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale will be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale generally will not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business. Any amounts withheld from a payment to a U.S. Holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the U.S. Holder.

     The preceding discussion of certain U.S. federal income tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local, and foreign tax consequences of purchasing, holding, and disposing of our notes or common stock, including the consequences of any proposed change in applicable laws.

                          DESCRIPTION OF CAPITAL STOCK


     ANADIGICS has 150,000,000 authorized shares of capital stock, consisting of 144,000,000 shares of common stock, 1,000,000 shares of non-voting common stock and 5,000,000 shares of preferred stock. As of December 31, 2001, we had 30,568,761 shares of common stock outstanding and no shares of preferred stock or non-voting common stock outstanding.

     The following is a summary of certain provisions of Delaware law and our certificate of incorporation and by-laws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and by-laws.

Description of Common Stock and Non-Voting Common Stock

     The rights of holders of common stock and non-voting common stock are identical except for voting and certain conversion privileges. Subject to the prior rights of the holders of any preferred stock, the holders of outstanding shares of common stock and non-voting common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine. The shares of common stock and non-voting common stock are not redeemable, and the holders thereof have no preemptive or subscription rights to purchase any of our securities. Upon liquidation, dissolution or winding up of ANADIGICS, the holders of common stock and non-voting common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of non-voting common stock are not entitled to vote, except as required by law or in the case of certain amendments to or modifications of our certificate of incorporation. There is no cumulative voting. Subject to restrictions in our certificate of incorporation, certain holders of common stock may convert, at any time, any or all of the shares of common stock held by such holders into non-voting common stock on a one-for-one basis. Subject to restrictions in our certificate of incorporation and to certain regulatory limitations which may be imposed upon a holder thereof, the non-voting common stock is convertible on a one-for-one basis into common stock at any time at the option of the holder thereof.

Description of Rights Plan

     On December 17, 1998, our board of directors declared a dividend distribution of one right for each of our outstanding shares of common stock. The distribution was payable to holders of record on December 31, 1998, the record date. The right also attached to each share of common stock issued after the record date but before the distribution date or expiration date. Each right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Junior Participating Preferred Stock, at a price of $75.00 per one one-thousandth of a share, referred to as the purchase price, subject to adjustment. The description and terms of the rights are set forth in a rights agreement, as amended, between us and ChaseMellon Shareholder Services, L.L.C., as rights agent.

     Distribution Date; Transfer of Rights

     Until the earlier to occur of:

          o ten calendar days following the shares acquisition date, the date of public announcement that a person or group of affiliated or associated persons acquired, or obtained the right to acquire, beneficial ownership of common stock or other voting securities, that have 18% or more of the voting power of the outstanding shares of our voting stock; or

          o ten calendar days, or such later date as may be determined by action of the board of directors prior to the shares acquisition date, following the commencement or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in a person or group acquiring, or obtaining the right to acquire, beneficial ownership of voting stock having 18% or more of the voting power of the outstanding shares of voting stock, the rights will be evidenced, with respect to any of our common stock certificates outstanding as of the record date or issued after the record date but before the expiration date, by such common stock certificates. We refer to the earlier of these two dates as the distribution date and we refer to any person or group that reaches such 18% threshold as an acquiring person. The rights agreement provides that, until the distribution date, the rights will be transferred with and only with our common stock. Until the distribution date, or earlier redemption or expiration of the rights, new common stock certificates issued after the record date will contain a notation incorporating the rights agreement by reference and the surrender for transfer of any of our common stock certificates outstanding as of the record date or issued after the record date but before the expiration date will also constitute the transfer of the rights associated with the common stock represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights, each referred to as right certificates, will be mailed to holders of record of our common stock as of the close of business on the distribution date and such separate certificates alone will evidence the rights.

     The rights are not exercisable until the distribution date. The rights will expire at the close of business on December 17, 2008, unless earlier redeemed or exchanged by us as described below We refer to such earliest date as the expiration date.

     Exercise of Rights for our Common Stock

     In the event that a person becomes an acquiring person, each holder of a right will thereafter have the right to receive, upon exercise, common stock or, in certain circumstances, cash, property or other of our securities, having a value equal to two times the purchase price of the right. In contrast, all rights that are or, under certain circumstances specified in the rights agreement, were beneficially owned by any acquiring person will be null and void.

     Exercise of Rights for Shares of the Acquiring Company

     In the event that, at any time following the shares acquisition date:

          o we are acquired in a merger or other business combination transaction, or

          o    50%  or  more  of  our  assets  or  earning   power  is  sold  or
               transferred,

each holder of a right, except rights which previously have been voided as set forth above, shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the right.

     Adjustments to Purchase Price

     The purchase price payable, and the number of shares of this preferred stock (or common stock or other securities, as the case may be) issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

          o    in  the  event  of  a  stock   dividend  on,  or  a  subdivision,
               combination or reclassification of this preferred stock,

          o upon the grant to holders of this preferred stock of certain rights or warrants to subscribe for shares of this preferred stock or convertible securities at less than the current market price of this preferred stock; or

          o upon the distribution to holders of this preferred stock of evidences of indebtedness or assets, excluding regular periodic cash dividends out of earnings or retained earnings or dividends payable in this preferred stock, or of subscription rights or warrants, other than those referred to above.

     With certain exceptions, no adjustment in the purchase price will be required after the earlier of three years from the date of the event giving rise to such adjustment and the expiration date. In addition, no adjustment is required unless cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional shares will be issued, and, in stead of a fractional share issuance, an adjustment in cash will be made based on the market price of this preferred stock on the last trading date prior to the date of exercise.

     Exchange and Redemption of Rights

     At any time after the occurrence of the event set forth under "- Exercise of Rights for our Common Stock" above, the board of directors may exchange the rights, other than the voided rights held by the acquiring person, in whole or in part, at an exchange ratio of one share of our common stock, or a fraction of a share of this preferred stock having the same market value, per right, subject to adjustment.

     At any time prior to 5:00 P.M. New York City time on the tenth calendar day following the shares acquisition date, we may redeem the rights in whole, but not in part, at a price of $.001 per right, such price being referred to as the redemption price. Promptly upon the action of our board of directors electing to redeem the rights, we shall make a public announcement, and upon such action, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price. Until a right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of ANADIGICS, including, without limitation, the right to vote or to receive dividends.

     Terms of this Preferred Stock

     This preferred stock will rank junior to all other series of our preferred stock with respect to payment of dividends and as to distributions of assets in liquidation. Each share of this preferred stock will have a quarterly dividend rate per share equal to the greater of $1.00 or 1,000 times the per share amount of any dividend, other than a dividend payable in shares of common stock or a subdivision of the common stock, declared from time to time on the common stock, subject to certain adjustments. This preferred stock will not be redeemable. In the event of liquidation, the holders of this preferred stock will be entitled to receive a preferred liquidation payment per share of $1.00, plus accrued and unpaid dividends, or, if greater, an amount equal to 1,000 times the payment to be made per share of common stock, subject to certain adjustments. Generally, each share of this preferred stock will vote together with the common stock and any other series of cumulative preferred stock entitled to vote in such manner and will be entitled to 1,000 votes, subject to certain adjustments. In the event of any merger, consolidation, combination or other transaction in which shares of common stock are exchanged for or changed into other stock or securities, cash and/or other property, each share of this preferred stock will be entitled to receive 1,000 times the aggregate amount of stock, securities, cash and/or other property, into which or for which each share of common stock is changed or exchanged, subject to certain adjustments. The foregoing dividend, voting and liquidation rights of this preferred stock are protected against dilution in the event that additional shares of common stock are issued pursuant to a stock split or stock dividend or distribution. Because of the nature of this preferred stock's dividend, voting, liquidation and other rights, the value of the one one-thousandth of a share of this preferred stock purchasable with each right is intended to approximate the value of one share of common stock.

     Amendments to Terms of the Rights

     Any of the provisions of the rights agreement may be amended by our board of directors prior to the earlier of the distribution date or shares acquisition date. After the earlier of the distribution date or shares acquisition date, the provisions of the rights agreement may be amended by our board of directors in order to cure any ambiguity, defect or inconsistency, or to make changes which do not adversely affect the interests of holders of rights, excluding the interests of any acquiring person; provided, however, that no supplement or amendment may be made after the earlier of the distribution date or shares acquisition date which changes those provisions relating to the principal economic terms of the rights.

Preferred Stock

     Our board of directors has the authority to issue other shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of the designation of such series, without further vote or action by the stockholders. The issuance of this preferred stock may have the effect of delaying, deferring or preventing a change in control of ANADIGICS without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock, including the loss of voting control to others.

Antitakeover Effects of Provisions of the Charter, By-laws and Certain Other Agreements

     Stockholders' rights and related matters are governed by Delaware law and our certificate of incorporation and by-laws. Certain provisions of Delaware law and our certificate of incorporation and by-laws. which are summarized below, may discourage or make more difficult a takeover attempt that a stockholder might consider in its best interest. Such provisions may also adversely affect prevailing market prices for our common stock.

     Staggered Board of Directors

     Our certificate of incorporation provides that our board of directors is divided into three classes, each elected for a three-year term. This provision could discourage a takeover attempt because at no time is a majority of the board of directors standing for re-election.

     Advance  Notice   Requirements  for  Stockholder   Proposals  and  Director
     Nominations

     Our by-laws contain advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors. These procedures provide that notice of stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by our secretary no later than 90 days nor more than 120 days before the first anniversary date of our proxy statement in connection with our last annual meeting of stockholders, The notice of stockholder nominations must set forth certain information about each nominee who is not an incumbent director.

     Business Combination Provisions

     We are subject to a Delaware statute regulating "business combinations," defined to include a broad range of transactions, between Delaware corporations and "interested stockholders," defined as persons who have acquired at least 15% of a corporation's stock. Under such statute, a corporation may not engage in any business combination with any interested stockholder for a period of three years after the date such person became an interested stockholder unless certain conditions are satisfied. The statute contains provisions enabling a corporation to avoid the statute's restrictions. We have not sought to "elect out" of the statute, and therefore, the restrictions imposed by this statute will apply to us.

     Limitation of Liability of Directors

     Our certificate of incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the unlawful payment of dividends, stock purchases or redemptions or for any transaction from which the director or officer derived an improper personal benefit.

Section 203 of the Delaware General Corporation Law

     Section 203 of the Delaware General Corporation Law prevents an "interested stockholder", defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock, from engaging in a "business combination" with us for three years following the date such person became an interested stockholder unless:

          o before such person became an interested stockholder, our board of directors approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

          o upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

          o following the transaction in which such person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of our outstanding voting stock not owned by the interested stockholder.

                             SELLING SECURITYHOLDERS

     We originally issued the notes in a private placement in November, 2001. The initial purchaser of the notes advised us that the notes were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers", as defined in Rule 144A of the Securities Act. These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the notes and/or shares of the common stock issuable upon conversion of the notes pursuant to this prospectus.

     The selling securityholders may choose to sell notes and/or the shares of common stock issuable upon conversion of the notes from time to time. See "Plan of Distribution".

     The following table, which is based on the information supplied to us by the selling securityholders named in the table, sets forth:

          o the name of each selling securityholder who has provided us with notice, as of the date of this prospectus, pursuant to the registration rights agreement of such securityholder's intent to sell or otherwise dispose of notes and/or shares of common stock issuable upon conversion of the notes pursuant to the registration statement,

          o the principal amount of notes and the number of shares of our common stock issuable upon conversion of the notes which they may sell from time to time pursuant to the registration statement, and

          o the amount of outstanding notes and our common stock beneficially owned by the selling securityholder prior to the offering, assuming no conversion of the notes.

     To our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

     A selling securityholder may offer all or some portion of the notes and shares of the common stock issuable upon conversion of the notes. Accordingly, no estimate can be given as to the amount or percentage of notes or our common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their notes since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

     The information contained under the column heading "Shares That May be Sold" assumes conversion of the full amount of the notes held by the holder at the initial rate of 47.6190 shares of common stock per each $1,000 principal amount of notes. This rate is subject to adjustment, as provided for in the indenture. As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.



     Name                  Principal Amount of          Principal Amount of     Shares of Common Stock         Shares That May Be
                           Notes Owned Before           Notes that May be Sold   Owned Before Offering                Sold
                               Offering
-------------------------- -------------------------- ------------------------- ---------------------------- ----------------------
Akela Capital Master Fund,      $    750,000                $   750,000                   0                           15,750
Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Alta Partners Holdings LDC      $  4,000,000                $ 4,000,000                   0                           84,000
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
Amaranth LLC                    $ 14,010,000                $14,010,000                   0                          294,210
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
Argent Classic Convertible      $  4,900,000                $ 4,900,000                   0                          102,900
Arbitrage Fund (Bermuda) Ltd.
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
Argent LowLev Convertible       $    500,000                $   500,000                   0                           10,500
Arbitrage Fund LLC
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
Argent LowLev Convertible       $  5,000,000                $ 5,000,000                   0                          105,000
Arbitrage Fund Ltd.
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
Bancroft Convertible Fund,      $  1,000,000                $ 1,000,000                   0                           21,000
Inc.
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
Bank Austria Cayman Islands ,   $  1,810,000                $ 1,810,000                   0                           38,010
Ltd.
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
BNP Paribas Equity              $  1,000,000                $ 1,000,000              30,067                           21,000
Strategies, SNC
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
Castle Convertible Fund, Inc.   $    250,000               $    250,000                   0                             5,250
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
CFFX, LLC                       $  1,000,000               $  1,000,000                   0                            21,000
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
Citi SAM Fund Ltd.              $  1,800,000               $  1,800,000                   0                            37,800
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
Deutsche Banc Alex Brown Inc.   $  3,300,000               $  3,300,000                   0                            69,300
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
DKR Fixed Income Holding        $  2,500,000               $  2,500,000                   0                            52,500
Fund, Ltd.
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
Ellsworth Convertible Growth    $  1,000,000               $  1,000,000                   0                            21,000
and Income Fund, Inc.
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
Equitable Life Assurance        $    100,000               $    100,000                  0                              2,100
Separate Account Balanced
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
Equitable Life Assurance        $  1,485,000               $  1,485,000                  0                             31,185
Separate Account Convertibles
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
Fidelity Financial Trust:       $  2,000,000               $  2,000,000                  0                             42,000
Fidelity Convertible
Securities Fund
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
The Frist Foundation            $    360,000               $    360,000                  0                              7,560
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
Goldman Sachs and Company       $  1,391,000               $  1,391,000                  0                             29,211
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
IMF Convertible Fund            $    300,000               $    300,000                  0                              6,300
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
Investcorp-SAM Fund Ltd.        $  1,600,000               $  1,600,000                  0                             33,600
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
JMG Triton Offshore Fund Ltd.   $  1,250,000               $  1,250,000                  0                             26,250
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
JP Morgan Securities Inc.       $  1,500,000               $  1,500,000                  0                             31,500
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
Lyxor Master Fund Ref:          $  1,000,000               $  1,000,000                  0                             21,000
Argent/LowLev CB
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
McMahan Securities Co., L.P.    $    200,000               $    200,000                  0                              4,200
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
Oakwood Healthcare, Inc. Cash   $    215,000               $    215,000                  0                              4,515
Balance Fund
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
Ramius Capital Group            $    500,000               $    500,000                  0                              10,500
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
RCG Halifax Master Fund, Ltd.   $    250,000               $    250,000                  0                               5,250
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
RCG Latitude Master Fund, Ltd.  $    440,000               $    440,000                  0                               9,240
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
RCG Multi Strategy LP           $    500,000               $    500,000                  0                              10,500
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
Rhapsody Fund, LP               $  2,800,000               $  2,800,000                  0                              58,800
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
S.A.C. Capital Associates, LLC  $  1,500,000               $  1,500,000                  0                              31,500
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------
Sunrise Partners LLC            $  9,340,000               $  9,340,000                  0                             196,140
------------------------------- -------------------------- ------------------------- ---------------------------- ------------------

(1) (2)

(1) The above table does not currently include all of the securityholders of notes. The Company will identify missing selling securityholders in post-effective amendments before those securityholders make any offers or sales of the subject securities.

(2) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

     If, after the date of this prospectus, a securityholder notifies us pursuant to the registration rights agreement of its intent to dispose of notes pursuant to the registration statement, we may supplement this prospectus to include that information or may file post-effective amendments to the registration statement of which this prospectus is a part if and when necessary.


                              PLAN OF DISTRIBUTION

     We are  registering  the notes and the shares of our common stock  issuable upon conversion of the notes to permit public secondary trading of these securities by the holders from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the notes and the shares of our common stock issuable upon conversion of the notes covered by this prospectus.

     We will not receive any of the proceeds from the offering of the notes or the shares of our common stock issuable upon conversion of the notes by the selling securityholders. The notes and shares of common stock issuable upon conversion of the notes may be sold from time to time directly by any selling securityholder or, alternatively, through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock. If notes or shares of common stock issuable upon conversion of the notes are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agents' commissions.

     The notes or shares of common stock issuable upon conversion of the notes may be sold in one or more transactions at:

     o    fixed prices

     o    prevailing market prices at the time of sale,

     o    varying prices determined at the time of sale or;

     o    negotiated prices.


These sales may be effected in transactions by one or more of the following methods:

     o block trades in which the broker or dealer so engaged will attempt to sell the notes or shares of common stock issuable upon conversion of the notes as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

     o an exchange distribution in accordance with the rules of any stock exchange on which the notes or shares of common stock issuable upon conversion of the notes are listed;

     o    in privately negotiated transactions;

     o through the distribution of notes or shares of common stock issuable upon conversion of the notes by any selling securityholder to its partners, members or stockholders;

     o on any national securities exchange or quotation service on which the notes or shares of common stock issuable upon conversion of the notes may be listed or quoted at the time of sale, including the Nasdaq National Market in the case of the sale of the common stock,

     o    in the over-the-counter market,

     o in transactions otherwise than on a national securities exchange or quotation service or in the over-the-counter market;

     o    through the writing of options; or

     o    any combination of the described methods.


Thesetransactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with sales of the notes or shares of common stock issuable upon conversion of the notes or otherwise, any selling securityholder may:

     o enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes or shares of common stock issuable upon conversion of the notes in the course of hedging the positions they assume,

     o sell the notes and underlying common stock short and deliver notes or shares of common stock issuable upon conversion of the notes to close out the short positions or

     o loan or pledge notes or shares of common stock issuable upon conversion of the notes to broker-dealers that in turn may sell the securities.

     Our outstanding common stock is quoted on the Nasdaq National Market System under the symbol "ANAD". The initial purchaser of the notes has advised us that it is making and currently intends to continue making a market in the notes; however, the initial purchaser is not obligated to do so and any market-making of this type may be discontinued at any time without notice, in the sole discretion of the initial purchaser. We do not intend to apply for listing of the notes on the Nasdaq or any securities exchange. Accordingly, we cannot assure that any trading market will develop or have any liquidity.

     The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes or the shares of common stock issuable upon conversion of the notes may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by these broker-dealers, agents or underwriters and any profits realized by the selling securityholders on the resales of the notes or the shares may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or any of the other available exemptions rather than pursuant to this prospectus.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. We cannot assure investors that any selling securityholder will sell any or all of the notes or shares of common stock issuable upon conversion of the notes described in this prospectus, and any selling securityholder may transfer, devise or gift the securities by other means not described in this prospectus.

     The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

     We originally sold the notes to the initial purchaser in November 2001 in a private placement. We agreed to indemnify and hold the initial purchaser harmless against certain liabilities, including certain liabilities under the Securities Act. The registration rights agreement provides for us and the selling securityholders to indemnify each other against certain liabilities, including certain liabilities under the Securities Act.

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                  LEGAL MATTERS

     The validity of the notes and the shares of common stock issuable upon conversion of the notes offered hereby will be passed upon for ANADIGICS by Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses Of Issuance And Distribution.

The following table sets forth an estimate of the expenses that will be incurred by ANADIGICS in connection with the sale and distribution of the notes and common stock being registered in this registration statement.



Securities and Exchange Commission registration fee........................           $24,438
Printing and engraving expenses............................................            81,752
Legal fees and expenses....................................................           111,552
Accounting fees and expenses...............................................            63,000
Transfer Agent and Trustee fees and expenses...............................            13,173
Miscellaneous..............................................................            31,085

Total......................................................................          $325,000
                                                                                     ========


Item 15.  Indemnification of Directors and Officers.

Reference is made to information provided under Item 6 of the Company's Registration Statement on Form S-8 (SEC File No. 333-63836), filed with the SEC on June 26, 2001, which information is incorporated herein by reference.

Item 16.  Exhibits.

The following exhibits are filed herewith unless otherwise indicated:

Exhibit
Number                                                 Description


4.1* Form of Amended and Restated Certificate of Incorporation of the registrant, together with all amendments thereto.

4.2*      By-laws of ANADIGICS, Inc., as amended.

4.3* Indenture, dated as of November 27, 2001, between ANADIGICS, Inc., as Issuer, and State Street Bank & Trust Company, N.A., as Trustee for the 5% Convertible Senior Notes due November 15, 2006.

4.4* Registration Rights Agreement, dated November 27, 2001, between ANADIGICS, Inc., as Issuer, and the Purchasers of the 5% Convertible Senior Notes due November 15, 2006.

4.5*      Form of 5% Convertible Senior Note (included in Exhibit 4.3).

5.1       Opinion of Lowenstein Sandler PC.

12.1      Computation of Ratio of Earnings to Fixed Charges.

23.1      Consent of Lowenstein Sandler PC (included in Exhibit 5.1).

23.2      Consent of Ernst & Young LLP, Independent Auditors.

24.1* Power of attorney of certain directors and officers of ANADIGICS , Inc. (signature page of this Registration Statement).

25.1* Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.

* Filed as an Exhibit to the Company's Registration Statement on Form S-3, No. 333-75040 and incorporated herein by reference.

Item 17.     Undertakings.

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement,

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Warren, State of New Jersey, on February 7, 2002.
                                                ANADIGICS, INC.


                                             By:
                                                 /s/Thomas Shields
                                                 _______________________________
                                                 Thomas Shields
                                                 Vice President, Chief Financial
                                                 Officer & Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


      Name                                       Title                  Date

                                    CEO and President;                February 7, 2002
---------------------------------*  Director
Bami Bastani

/s/Thomas Shields                   Senior Vice President and CFO;    February 7, 2002
--------------------------------    (Principal Financial and
Thomas Shields                      Accounting Officer)

                                    Director                          February 7, 2002
--------------------------------*
Ronald Rosenzweig

                                    Director                          February 7, 2002
--------------------------------*
Dennis F. Strigl

                                    Director                          February 7, 2002
--------------------------------*
Paul S. Bachow

                                    Director                          February 7, 2002
--------------------------------*
David Fellows

                                    Director                          February 7, 2002
--------------------------------*
Harry T. Rein

                                    Director                          February 7, 2002
--------------------------------*
Lewis Solomon


*By Thomas Shields, as attorney-in-fact

                                  EXHIBIT INDEX

4.1* Form of Amended and Restated Certificate of Incorporation of the registrant, together with al0l amendments thereto.

4.2*      By-laws of ANADIGICS, Inc., as amended.

4.3* Indenture, dated as of November 27, 2001, between ANADIGICS, Inc., as Issuer, and State Street Bank & Trust Company, N.A., as Trustee for the 5% Convertible Senior Notes due November 15, 2006.

4.4* Registration Rights Agreement, dated November 27, 2001, between ANADIGICS, Inc., as Issuer, and the Purchasers of the 5% Convertible Senior Notes due November 15, 2006.

4.5*      Form of 5% Convertible Senior Note (included in Exhibit 4.3).

5.1       Opinion of Lowenstein Sandler PC.

12.1      Computation of Ratio of Earnings to Fixed Charges.

23.1      Consent of Lowenstein Sandler PC (included in Exhibit 5.1).

23.2      Consent of Ernst & Young LLP, Independent Auditors.

24.1* Power of attorney of certain directors and officers of ANADIGICS, Inc. (signature page of this Registration Statement).

25.1* Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.

* Filed as an Exhibit to the Company's Registration Statement on Form S-3, No. 333-75040 and incorporated herein by reference.